Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees
RAIT Financial Trust:

We consent to the incorporation by reference in the registration statements (No. 333-217776,  No. 333-144603) on Form S-3 and (No. 333-218983, No. 333-182094, No. 333-151627, No. 333-125480, No. 333-100766, No. 333-67452) on Form S-8 of RAIT Financial Trust of our reports dated March 16, 2018, with respect to the consolidated balance sheets of RAIT Financial Trust and subsidiaries as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules II to IV (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the annual report on Form 10‑K of RAIT Financial Trust.

Our report dated March 16, 2018, on the consolidated financial statements, contains an explanatory paragraph that states that the Company’s current liquidity is not sufficient to meet its obligations within one year of the date of issuance of the financial statements, including any obligations that may arise if the Company is not able to regain compliance with a New York Stock Exchange continued listing standard, which raises substantial doubt about the Company’s ability to continue a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated March 16, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that RAIT Financial Trust did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to ineffective risk assessment procedures and monitoring activities that are responsive to changes in the business operations and ineffective process level control activities over the valuation of a financial liability and reconciliation of a financial asset has been identified and included in management’s assessment.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 16, 2018